FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1934 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER:                 3235-0287
EXPIRES:           SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE:            ....0.5
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1. Name and Address of Reporting Person

Braithwaite                   Garlan
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(Last)                        (First)                     (Middle)


                             6905 N. W. 25th Street
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                              (Street)


Miami                           FL                        33122
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol


                             Aviation Sales Company
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3. IRS or Social Security Number or Reporting Person (Voluntary)



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4. Statement for Month/Year  September 1999
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5. If Amendment, Date of Original     (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ]   Director                         [ ]   10% Owner
[X]   Officer (give title below)       [ ]   Other (specify below)

                     Vice President, Finance and Treasurer
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7. Individual of Joint/Group Filing (Check applicable line)

X Form filed by One Reporting Person
  Form filed by More than One Reporting Person
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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. Ownership     7. Nature of
                                                                            5. Amount of Securities    Form:            Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)     Beneficially Owned      Direct (D) or    Beneficial
   Security       Date               Code           or Disposed of (D)          at End of Month        Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)        (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                     Code  V        Amount   (A) or    Price
                                                             (D)
Common Stock,       9/30/99           P   --          500     A        $16.250          1,000                D               --
par value $.001
per share


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Code    V   (A)   (D)


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                      Amount
    Date         Expiration           or Number
(D) Exercisable  Date         Title   of Shares


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Garlan Braithwaite                             10/14/99
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** Signature of Reporting Person                    Date
    Garlan Braithwaite

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.